INTELLICHECK MOBILISA SECURES $2 MILLION LINE OF CREDIT FROM SILICON VALLEY BANK

Port Townsend, WA – August 22, 2011: Intellicheck Mobilisa, Inc. (NYSE Amex: IDN), a global leader in access control and wireless security systems, announces that it has transitioned its banking services to the well-known and respected technology bank, Silicon Valley Bank (SVB), headquartered in Santa Clara, California.  In addition to SVB’s banking services, IDN has secured a $2.0 million line of credit, which gives Intellicheck Mobilisa greater flexibility to fund future obligations while moving forward with growth initiatives.

Dr. Nelson Ludlow, Intellicheck Mobilisa’s Chairman, stated, “I have worked with SVB at a previous company. They are a globally recognized financial institution that focuses on technology companies of all sizes, and they are uniquely suited to understanding and supporting companies such as ours.  I am pleased to have them as our banker.”

Brian Boatman, Senior Relationship Manager of Silicon Valley Bank’s Seattle office, stated: “Intellicheck Mobilisa has been among the fastest-growing companies in the Pacific Northwest for several years.  They have a great technology in the drivers’ license market and we’re pleased to partner with them and assist in their future growth.”

About Intellicheck Mobilisa
Intellicheck Mobilisa is a leading technology company, developing and marketing wireless technology and identity systems for various applications including: mobile and handheld wireless devices for the government, military and commercial sectors.  Products include the Defense ID system, an advanced ID card access control product currently protecting over 80 military and federal locations, and ID-Check, patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issue IDs from U.S. and Canadian jurisdictions for the financial, hospitality and retail sectors.

About Silicon Valley Bank
Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, cleantech, venture capital, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), with SVB Analytics, SVB Capital and SVB Private Bank.  More information on the company can be found at www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

Safe Harbor Statement
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press  release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Actual results may differ materially from the information presented here. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the SEC. We do not assume any obligation to update the forward-looking information.

Contacts:
Intellicheck Mobilisa, Inc.
Kenna Pope, 360-344-3233 ext. 119
kenna.pope@icmobil.com
or
The Investor Relations Group
Adam Holdsworth, 212-825-3210

Silicon Valley Bank:
Carrie Merritt, 503-574-3705
cmerritt@svb.com